PRICING SUPPLEMENT NO. 1703BK
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-184193
Dated February 15, 2013
$4,142,540 Deutsche Bank AG Trigger Phoenix Autocallable Optimization Securities

Linked to the Lesser Performing of the Euro Stoxx 50® Index and the S&P 500® Index due February 22, 2018
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the lesser performing of the Euro Stoxx 50® Index and the S&P 500® Index (each, an “Index” and together the “Indices”). If the closing levels of both Indices on the applicable quarterly Observation Date are equal to or greater than their respective Coupon Barriers, Deutsche Bank AG will pay you a quarterly contingent coupon (a “Contingent Coupon”).  Otherwise, no coupon will be accrued or payable with respect to that Observation Date. Deutsche Bank AG will not automatically call the Securities for the first year. However, if the closing levels of both Indices on any Observation Date after the first year (starting from the fourth Observation Date and ending on the Final Valuation Date) are greater than or equal to their respective Initial Levels, Deutsche Bank AG will automatically call the Securities and pay you your initial investment plus the Contingent Coupon for that Observation Date, and no further amounts will be owed to you.  If the Securities are not automatically called and the Final Levels of both Indices are greater than or equal to their respective Trigger Levels (which is the same level as their respective Coupon Barriers), at maturity Deutsche Bank AG will pay you an amount equal to your initial investment, plus the Contingent Coupon for the final quarter. However, if the Securities are not automatically called and the Final Level of either Index is less than its respective Trigger Level, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Level of the Lesser Performing Index as compared to its Initial Level. The Lesser Performing Index is the Index with the larger percentage decline from its Initial Level to the Final Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Investing in the Securities is subject to significant risks. The Issuer will not pay a Contingent Coupon if the closing level of either Index is below its respective Coupon Barrier on an Observation Date.  The Issuer will not call the Securities after one year if the closing level of either Index is below its respective Initial Level on an Observation Date.  You will lose a significant portion or all of your investment if the Securities are not called and the Final Level of either Index is below its respective Trigger Level, regardless of the performance of the other Index. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Contingent Coupon — If the closing levels of both Indices on the applicable quarterly Observation Date are equal to or greater than their respective Coupon Barriers, Deutsche Bank AG will pay you a quarterly Contingent Coupon. Otherwise, no coupon will be payable with respect to that Observation Date.

❑ Automatically Callable — Deutsche Bank AG will not automatically call the Securities for the first year. However, if the closing levels of both Indices on any Observation Date after the first year (starting from the fourth Observation Date and ending on the Final Valuation Date) are greater than or equal to their respective Initial Levels, we will automatically call the Securities and pay you your initial investment plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called, investors may have downside market exposure to the Lesser Performing Index at maturity, subject to any contingent repayment of your initial investment.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Levels of both Indices are greater than or equal to their respective Trigger Levels and Coupon Barriers, we will pay you your initial investment at maturity, plus the Contingent Coupon for the final quarter. If the Final Level of either Index is less than its respective Trigger Level, however, Deutsche Bank AG will repay less than your initial investment, resulting in a loss of your initial investment that is proportionate to the decline in the Final Level of the Lesser Performing Index as compared to its Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

	Trade Date	February 15, 2013
	Settlement Date	February 21, 2013
	Observation Dates1	Quarterly (callable after 1 year)
	Final Valuation Date1	February 15, 2018
	Maturity Date1	February 22, 2018
1See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Phoenix Autocallable Optimization Securities (the “Securities”) linked to the lesser performing of the Euro Stoxx 50® Index and the S&P 500® Index. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.
Indices	Contingent Coupon Rate	Initial Level	Trigger Level	Coupon Barrier	CUSIP/ ISIN
Euro Stoxx 50® Index (Ticker: SX5E)	8.00% per annum	2,615.26	1,739.93, equal to 66.53% of its Initial Level	1,739.93, equal to 66.53% of its Initial Level	25154S299 / US25154S2995
S&P 500® Index (Ticker: SPX)		1,519.79	1,011.12, equal to 66.53% of its Initial Level	1,011.12, equal to 66.53% of its Initial Level
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement, underlying supplement No. 1 and product supplement BK. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the lesser performing of the EURO STOXX 50® Index and the S&P 500® Index	$4,142,540.00	$10.00	$103,563.50	$0.25	$4,038,976.50	$9.75
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,142,540.00	$565.04

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with underlying supplement No. 1, dated October 1, 2012, product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement

The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as the Lesser Performing Index or the stocks included in the Lesser Performing Index.

♦     You believe the closing levels of both Indices will be greater than or equal to their respective Coupon Barriers on the specified Observation Dates, including the Final Valuation Date.

♦     You believe the Final Levels of both Indices will be greater than or equal to their respective Trigger Levels.

♦     You understand that the linkage to two Indices in this Security does not provide any portfolio diversification benefits and instead means that a decline in the level beyond the relevant Coupon Barrier or Trigger Level of either Index will result in no Contingent Coupons or a loss on your investment, respectively, even if the other Index appreciates.

♦     You are willing to make an investment whose return is limited to the Contingent Coupons, regardless of any potential appreciation of the Indices, which could be significant.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.

♦     You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦     You are willing to invest in the Securities based on the Trigger Levels and Coupon Barriers specified on the cover of this pricing supplement.

♦     You seek an investment with exposure to companies in the Eurozone.

♦     You do not seek guaranteed current income from this investment and are willing to forgo any dividends or other distributions paid on the stocks included in the Indices.

♦     You are willing and able to hold Securities that will be called on any Observation Date after the first year on which the closing levels of both Indices are greater than or equal to their respective Initial Levels, and you are otherwise willing and able to hold the Securities to maturity, a term of approximately 5 years, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as the Lesser Performing Index or the stocks included in the Lesser Performing Index.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be called and the closing level of either Index will be less than its respective Coupon Barrier on the specified Observation Dates, including the Final Valuation Date.

♦     You believe the Final Level of either Index will be less than its respective Trigger Level.

♦     You are not comfortable with an investment linked to two Indices such that a decline in the level beyond the relevant Coupon Barrier or Trigger Level of either Index will result in no Contingent Coupons or a loss on your investment, respectively, even if the other Index appreciates.

♦     You seek an investment that participates in the full appreciation in the levels of the Indices or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.

♦     You are unwilling to invest in the Securities based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦     You are unwilling to invest in the Securities based on the Trigger Levels and Coupon Barriers specified on the cover of this pricing supplement.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You do not seek an investment with exposure to companies in the Eurozone.

♦     You seek guaranteed current income from this investment or you prefer to receive the dividends and any other distributions paid on the stocks included in the Indices.

♦     You are unwilling or unable to hold Securities that will be called on any Observation Date after the first year on which the closing levels of both Indices are greater than or equal to their respective Initial Levels, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Face Amount	$10.00 per Security
Term	Approximately 5 years, subject to an earlier automatic call
Trade Date	February 15, 2013
Settlement Date	February 21, 2013
Final Valuation Date1	February 15, 2018
Maturity Date1, 2	February 22, 2018
Indices	Euro Stoxx 50® Index (Ticker: SX5E) S&P 500® Index (Ticker: SPX)
Call Feature
The Securities will not be automatically called during the first year following the Trade Date.

After the first year, the Securities will be automatically called if the closing levels of both Indices on any Observation Date (starting from the fourth Observation Date, which we refer to as the “First Autocall Observation Date,” and ending on the Final Valuation Date) are greater than or equal to their respective Initial Levels. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to $10.00 per $10.00 Security plus the Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

The Securities will not be called if the closing level of either Index is less than its Initial Level on an Observation Date.

Observation Dates1	Quarterly, on the dates set forth in the table on page 4 of this pricing supplement
Call Settlement Dates2	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date.
Contingent Coupon
If the closing levels of both Indices on any Observation Date are equal to or greater than their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

If the closing level of either Index on any Observation Date is less than its respective Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate set forth below. For each Observation Date, the Contingent Coupon for the Securities that will be payable for such Observation Date on which the closing levels of both Indices are greater than or equal to their respective Coupon Barriers is set forth below under “Contingent Coupon payments.”

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Date on which the closing level of either Index is less than its respective Coupon Barrier.

Contingent Coupon Rate	8.00% per annum
Contingent Coupon payments	$0.20 per Security
Coupon Payment Dates2	Two business days following the relevant Observation Date, except that the Coupon Payment Date for the final Observation Date will be the Maturity Date.
Payment at Maturity (per $10.00 Security)
If the Securities are not automatically called and the Final Level of the Lesser Performing Index is greater than or equal to its Trigger Level and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Level of the Lesser Performing Index is less than its Trigger Level, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Security equal to:

$10.00 + ($10.00 x Index Return of Lesser Performing Index)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Index Return of the Lesser Performing Index.

Lesser Performing Index
The Index with the largest decline from its Initial Level to its Final Level, resulting in a lower Index Return on the Final Valuation Date. If the calculation agent determines that the Indices have equal Index Returns, then the calculation agent will, in its sole discretion, designate either of the Indices as the Lesser Performing Index.

Index Return	For each Index:
Final Level – Initial Level
Initial Level

Trigger Level	For the Euro Stoxx 50® Index, 1,739.93, equal to 66.53% of its Initial Level. For the S&P 500® Index, 1,011.12, equal to 66.53% of its Initial Level.
Coupon Barrier	For the Euro Stoxx 50® Index, 1,739.93, equal to 66.53% of its Initial Level. For the S&P 500® Index, 1,011.12, equal to 66.53% of its Initial Level.
Initial Level	For each Index, the closing level of such Index on the Trade Date. For the Euro Stoxx 50® Index, 2,615.26. For the S&P 500® Index, 1,519.79.
Final Level	For each Index, the closing level of such Index on the Final Valuation Date.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE ISSUER WILL NOT PAY A CONTINGENT COUPON IF THE CLOSING LEVEL OF EITHER INDEX IS BELOW ITS RESPECTIVE COUPON BARRIER ON AN OBSERVATION DATE.  THE ISSUER WILL NOT CALL THE SECURITIES AFTER ONE YEAR IF THE CLOSING LEVEL OF EITHER INDEX IS BELOW ITS RESPECTIVE INITIAL LEVEL ON AN OBSERVATION DATE. YOU WILL LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT IF THE SECURITIES ARE NOT CALLED AND THE FINAL LEVEL OF EITHER INDEX IS BELOW ITS RESPECTIVE TRIGGER LEVEL, REGARDLESS OF THE PERFORMANCE OF THE OTHER INDEX. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates	Expected Coupon Payment Dates/ Call Settlement Dates
May 15, 2013*	May 17, 2013*
August 15, 2013*	August 19, 2013*
November 15, 2013*	November 19, 2013*
February 18, 2014	February 20, 2014
May 15, 2014	May 19, 2014
August 15, 2014	August 19, 2014
November 17, 2014	November 19, 2014
February 17, 2015	February 19, 2015
May 15, 2015	May 19, 2015
August 17, 2015	August 19, 2015
November 16, 2015	November 18, 2015
February 16, 2016	February 18, 2016
May 16, 2016	May 18, 2016
August 15, 2016	August 17, 2016
November 15, 2016	November 17, 2016
February 15, 2017	February 17, 2017
May 15, 2017	May 17, 2017
August 15, 2017	August 17, 2017
November 15, 2017	November 17, 2017
February 15, 2018	February 22, 2018
*The Securities will not be automatically called until any Observation Date starting from February 18, 2014 (the First Autocall Observation Date). The expected Call Settlement Date for the First Autocall Observation Date is February 20, 2014.

Investment Timeline

Trade Date:	The closing level of each Index is observed and the Trigger Level and Coupon Barrier for each Index are determined.

Quarterly (callable after 1 year)
If the closing levels of both Indices on any Observation Date are equal to or greater than their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.

The Securities will be automatically called if the closing levels of both Indices on any Observation Date after the first year are greater than or equal to their respective Initial Levels. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to your initial investment plus the Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature.

Maturity Date:
The Final Level and Index Return for each Index will be determined on the Final Valuation Date and the Lesser Performing Index will be designated.

If the Securities are not automatically called and the Final Level of the Lesser Performing Index is greater than or equal to its Trigger Level and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Security plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Level of the Lesser Performing Index is less than its Trigger Level, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Security equal to:

$10.00 + ($10.00 x Index Return of Lesser Performing Index)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Index Return of the Lesser Performing Index.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date and Coupon Payment Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Indices. Some of the risks that apply to an investment in the Securities hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities, offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Levels of both Indices are greater than or equal to their respective Trigger Levels and Coupon Barriers. If the Securities are not automatically called and the Final Levels of both Indices are greater than or equal to their respective Trigger Levels and Coupon Barriers, Deutsche Bank AG will pay you your initial investment plus the Contingent Coupon otherwise due on the Maturity Date. However, if the Securities are not automatically called on any Observation Date and the Final Level of either Index is less than its respective Trigger Level, you will be fully exposed to the negative Index Return of the Lesser Performing Index, resulting in a loss of your initial investment that is proportionate to the decline in the Final Level of the Lesser Performing Index as compared to its Initial Level. Accordingly, you could lose your entire initial investment.

♦
Your Investment is Exposed to a Decline in the Level of Each Index — Your return on the Securities, if any, is not linked to a basket consisting of the Indices. Rather, any payment on the Securities will be determined by reference to the performance of each individual Index. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Indices. Poor performance by either of the Indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other Index. For the Securities to be automatically called or to receive any Contingent Coupon or contingent repayment of your initial investment at maturity, the closing levels of both Indices are required to be greater than their respective Initial Levels, Coupon Barriers and Trigger Levels, on the applicable Observation Date or Final Valuation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative Index Return of the Lesser Performing Index even if the other Index appreciates during the term of the Securities. Accordingly, your investment is exposed to a decline in the level of each Index.

♦
Because the Securities are Linked to the Lesser Performing Index, You are Exposed to Greater Risk of no Contingent Coupons or a Loss on your Investment than if the Securities were Linked just to One Index — The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater in these Securities than in substantially similar securities that are linked to the performance of just one of the Indices. With two Indices, it is more likely that the closing level of either Index will be less than its respective Coupon Barrier on the quarterly Observation Dates and the Final Level of either Index will be less than its respective Trigger Level on the Final Valuation Date than if the Securities were linked to only one of the Indices, and therefore it is more likely that you will not receive any Contingent Coupons and will receive an amount in cash less than your initial investment on the Maturity Date.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities.  If the closing level of either Index on any Observation Date is less than its respective Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date.  If the closing level of either Index is less than its respective Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Your Potential Return on the Securities is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Appreciation in the Levels of the Indices — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any appreciation in the levels of the Indices and you will not receive any Contingent Coupons in respect of any Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the First Autocall Observation Date (after one year following the Trade Date), the total return on the Securities will be minimal. If the Securities are not called, you may be subject to the full downside performance of the Lesser Performing Index even though you were not able to participate in either of the Indices' potential appreciation.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the closing levels of both Indices are greater than or equal to their respective Trigger Levels at the time of sale.

♦
Higher Contingent Coupon Rates are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Indices reflects a higher expectation as of the Trade Date that the Final Level of either Index could be less than its respective Trigger Level on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed amount, the Indices’ volatilities can change significantly over the term of the Securities. The level of either Index could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive any Contingent Coupon, which is based on the Contingent Coupon Rate as specified on the cover hereof, could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Indices would have.

♦
Investing in the Securities is Not the Same as Investing in the Indices or the Stocks Composing the Indices — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Indices, the stocks composing the Indices or a security linked directly to the performance of the Indices.

♦
The Securities Are Subject to Non-U.S. Securities Markets Risks — The Euro Stoxx 50® Index includes component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Euro Stoxx 50® Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.  Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦
The Euro Stoxx 50® Index Return Will Not be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar — The Euro Stoxx 50® Index is composed of stocks denominated in foreign currencies. However, the value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Euro Stoxx 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
We Are One of the Companies That Make Up the Euro Stoxx 50® Index — We are one of the companies that make up the Euro Stoxx 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Euro Stoxx 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Euro Stoxx 50® Index, or your securities. None of the other companies represented in the Euro Stoxx 50® Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the levels of the Indices will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the composition of the Indices;

•	the time remaining to the maturity of the Securities;

•	the dividend rate on the stocks comprising the Indices;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Indices or markets generally;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Securities Have Certain Built-In Costs — While the amounts payable on the Securities described in this pricing supplement is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks comprising the Indices, and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the Indices or the stocks comprising the Indices, may adversely affect the market value of the stocks composing the Indices, the levels of the Indices, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Indices and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Levels of the Indices and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Indices to which the Securities are linked.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuer of the stocks comprising the Indices, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Levels of the Indices and payment at maturity, on any Coupon Payment Date or upon an automatic call based on the closing levels of the Indices in the market. The calculation agent can postpone the determination of the closing levels of the Indices if a market disruption event occurs on any of the Observation Dates, including the Final Valuation Date.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities  — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the Indices. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the Indices relative to their respective Initial Levels. We cannot predict the Final Levels or the closing levels of the Indices on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Indices. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table below illustrate the payment at maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following assumptions*:

Term:	Approximately 5 years, subject to an automatic call
Contingent Coupon Rate*:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon*:	$0.20 per quarter
Observation Dates:	Quarterly (callable after 1 year)
Initial Levels:
Euro Stoxx 50® Index	2,615.26
S&P 500® Index	1,519.79
Trigger Levels*:
Euro Stoxx 50® Index	1,739.93 (66.53% of its Initial Level)
S&P 500® Index	1,011.12 (66.53% of its Initial Level)

Coupon Barriers*:
Euro Stoxx 50® Index	1,739.93 (66.53% of its Initial Level)
S&P 500® Index	1,011.12 (66.53% of its Initial Level)

*	Based on the Contingent Coupon Rate of 8.00% per annum and Trigger Levels and Coupon Barriers of 66.53%.

Example 1 — The Securities are automatically called on the First Autocall Observation Date.

Date	Closing Level		Payment (per Security)
	Euro Stoxx 50® Index	S&P 500® Index
First Observation Date	2,800.00 (greater than or equal to its Coupon Barrier and Initial Level)	1,600.00 (greater than or equal to its Coupon Barrier and Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Second Observation Date	2,355.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	1,530.00 (greater than or equal to its Coupon Barrier and Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Third Observation Date	2,840.00 (greater than or equal to its Coupon Barrier and Initial Level)	1,425.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Fourth Observation Date	2,760.00 (greater than or equal to its Coupon Barrier and Initial Level)	1,535.00 (greater than or equal to its Coupon Barrier and Initial Level)	$10.20 (Face Amount plus Contingent Coupon
		Total Payment:	$10.80 (8.00% return)

Because the closing levels of both Indices are greater than or equal to their respective Coupon Barriers on the first three Observation Dates, Contingent Coupons are paid on each related Coupon Payment Date. Since the closing levels of both Indices are greater than or equal to their respective Initial Levels on the fourth Observation Date (the First Autocall Observation Date), the Securities are automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.20 per Security, reflecting the Face Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $0.60 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $10.80 per Security, representing a 8.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Level of the Lesser Performing Index is greater than or equal to its Trigger Level and Coupon Barrier.

Date	Closing Level		Payment (per Security)
	Euro Stoxx 50® Index	S&P 500® Index
First Observation Date	2,300.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	1,300.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Second Observation Date	2,800.00 (greater than or equal to its Coupon Barrier and Initial Level)	1,420.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Third through Nineteenth Observation Dates	Various (all greater than or equal to its Coupon Barrier and Initial Level)	Various (all less than its Coupon Barrier and Initial Level)	$0.00 (Not Callable)
Final Valuation Date	2,300.00 (greater than or equal to its Trigger Level and Coupon Barrier; less than its Initial Level)	1,160.00 (greater than or equal to its Trigger Level and Coupon Barrier; less than its Initial Level)	$10.20 (Payment at Maturity)
	Total Payment:		$10.60 (6.00% return)

Because the closing levels of both Indices are greater than their respective Coupon Barriers on the first two Observation Dates, Contingent Coupons are paid on each related Coupon Payment Date. On each of the third to nineteenth Observation Dates, even though the closing level of the Euro Stoxx 50® Index on each Observation Date is greater than or equal to its Coupon Barrier and Initial Level, the Securities are not automatically called and no Contingent Coupons are paid because the closing level of the S&P 500® Index on each Observation Date is less than its Coupon Barrier and Initial Level. On the Final Valuation Date, because the Index Return of the S&P 500® Index was -23.67% while the Index Return of the Euro Stoxx 50® Index was -12.05%, the S&P 500® Index is designated the Lesser Performing Index. Because the Final Level of the Lesser Performing Index was less than its Initial Level, but was greater than its Trigger Level and Coupon Barrier, Deutsche Bank AG will pay you at maturity a total of $10.20 per Security, reflecting the Face Amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $0.40 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $10.60 per Security, representing a 6.00% total return on the Securities over five years.

Example 3 — The Securities are NOT automatically called and the Final Level of the Lesser Performing Index is less than its Trigger Level

Date	Closing Level		Payment (per Security)
	Euro Stoxx 50® Index	S&P 500® Index
First Observation Date	2,400.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	1,470.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Second Observation Date	1,950.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	1,400.00 (greater than or equal to its Coupon Barrier; less than its Initial Level)	$0.20 (Contingent Coupon – Not Callable)
Third through Nineteenth Observation Dates	Various (all less than its Coupon Barrier and Initial Level)	Various (all greater than or equal to its Coupon Barrier and Initial Level)	$0.00 (Not Callable)
Final Valuation Date	1,000.00 (less than its Trigger Level, Coupon Barrier and Initial Level)	1,720.00 (greater than or equal to its Trigger Level, Coupon Barrier and Initial Level)	$10.00 + [$10.00 × Index Return of Lesser Performing Index] = $10.00 + [$10.00 × -60.00%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
		Total Payment:	$4.40 (-56.00% return)

Because the closing levels of both Indices are greater than their respective Coupon Barriers on the first two Observation Dates, Contingent Coupons are paid on each related Coupon Payment Date. On each of the third to nineteenth Observation Dates, even though the closing level of the S&P 500® Index on each Observation Date is greater than or equal to its Coupon Barrier and Initial Level, the Securities are not automatically called and no Contingent Coupons are paid because the closing level of the Euro Stoxx 50® Index on each Observation Date is less than its Coupon Barrier and Initial Level. On the Final Valuation Date, because the Index Return of the Euro Stoxx 50® Index was -61.76% while the Index Return of the S&P 500® Index was 13.17%, the Euro Stoxx 50® Index is designated the Lesser Performing Index. Despite the appreciation of the S&P 500® Index, because the Final Level of the Lesser Performing Index is less than its Trigger Level, investors are exposed to the negative Index Return of the Lesser Performing Index and Deutsche Bank AG will pay you at maturity $4.00 per Security. When added to the Contingent Coupon payments of $0.40 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $4.40 per Security, representing a loss on the Securities of 56.00%.

The Issuer will not pay a Contingent Coupon if the closing level of either Index is below its respective Coupon Barrier on an Observation Date.  The Issuer will not call the Securities after one year if the closing level of either Index is below its respective Initial Level on an Observation Date.  If the Securities are not automatically called and the Final Level of the Lesser Performing Index is less than its Trigger Level, your initial investment will be fully exposed to the negative Index Return of the Lesser Performing Index, resulting in a loss on the Face Amount that is proportionate to the decline in the Final Level of the Lesser Performing Index as compared to its Initial Level, regardless of the performance of the other Index. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

The Euro Stoxx 50® Index
The Euro Stoxx 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 Euro Stoxx 50® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The Stoxx Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. On March 1, 2010, Stoxx Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Dow Jones Euro STOXX 50® Index. This is just a summary of the Euro Stoxx 50® Index. For more information on the Euro Stoxx 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Euro Stoxx 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the Euro Stoxx 50® Index from February 15, 2008 to February 15, 2013. The closing level of the Euro Stoxx 50® Index on February 15, 2013 was 2,615.26. The dotted line represents the Trigger Level and Coupon Barrier of 1,739.93 which is equal to 66.53% of the closing level on February 15, 2013. The historical closing levels of the Euro Stoxx 50® Index should not be taken as an indication of future performance and no assurance can be given as to the closing level on the Final Valuation Date or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the S&P 500® Index from February 15, 2008 to February 15, 2013. The closing level of the S&P 500® Index on February 15, 2013 was 1,519.79. The dotted line represents the Trigger Level and Coupon Barrier of 1,011.12, which is equal to 66.53% of the closing level on February 15, 2013. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the closing level on the Final Valuation Date or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize capital gain or loss on the taxable disposition of your Securities, which should be long-term capital gain or loss if you have held the Securities for more than one year, although it is likely that any sales proceeds that are attributable to the next succeeding contingent payment after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon payment prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.